UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

SENIOR HOUSING PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-15319 (Commission File Number)	04-3445278 (I.R.S. Employer Identification No.)

400 Centre Street, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)

617-796-8350
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

        On September 23, 2004, we entered into a commitment to purchase 35 senior living properties from Five Star Quality Care, Inc. (AMEX: FVE) for $165 million. This commitment was made in connection with Five Star’s recently announced agreement to acquire LTA Holdings, Inc., or LTA, a privately owned company that owns and operates senior living communities in the southeastern United States.

        The 35 properties are independent and assisted living communities which are currently owned by LTA. Concurrent with our purchase of these properties, we will enter a long-term triple-net lease arrangement with Five Star regarding these properties. The 35 communities have 1,880 independent and assisted living units and are located in the following six states:

State	Communities	Units
Tennessee	8	477
Virginia	4	396
South Carolina	8	346
Georgia	7	287
Kentucky	4	193
Alabama	4	181
Total	35	1,880

        The majority of these communities were built by LTA between 1997 and 2002, and the average age of all 35 communities is approximately five years. We understand that, as of June 30, 2004, these 35 communities were 87% occupied, and substantially all of the revenues at these communities were paid by residents from their private resources.

        The annual rent payable by Five Star to us for these 35 communities will be $14.9 million, plus increases starting in 2006 based upon a percentage of the revenue increases at these communities. For the six months ended June 30, 2004, rent coverage at these 35 communities, on a pro forma annualized basis, was 1.2 times the base rent expected to be paid.

        We intend to initially fund this acquisition using cash on hand, borrowings under our unsecured revolving credit facility and by the assumption of $49.5 million of mortgage debt. The mortgage debt is secured by some, but not all, of the 35 properties; it matures in 2012 and 2013 and has a weighted average interest cost of 6.75% per year. The mortgage debt can only be prepaid with premiums which we currently consider to be uneconomic, but these premiums are expected to decline over time.

        Five Star’s acquisition of LTA and our commitment to the sale leaseback transactions are each contingent upon conditions customary in multi-facility healthcare transactions of this type. Subject to satisfaction of these conditions, we expect the closing of this transaction will occur concurrently with Five Star’s acquisition of LTA, which we expect to occur during the fourth quarter of 2004.

        Five Star was our subsidiary prior to its spin-off in 2001 and is one of our major tenants. We have material relationships with Five Star which are more fully described in paragraphs two through six of the section titled “Certain Relationships and Related Party Transactions” of our Definitive Proxy Statement filed April 13, 2004 with the Securities and Exchange Commission (“SEC”), paragraphs two and three of the section titled “Related Party Transactions” of Item 2 of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and the section titled “Related Party Transactions” of Item 2 of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2004, which portions of such filings we collectively incorporate by reference into this Item 1.01.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT BELIEFS AND EXPECTATIONS, BUT, FOR MANY DIFFERENT REASONS, THESE FORWARD LOOKING STATEMENTS MAY NOT OCCUR. FOR EXAMPLE:

•	OUR PURCHASE OF THE 35 PROPERTIES IS CONDITIONED UPON FIVE STAR COMPLETING THE ACQUISITION OF LTA. FIVE STAR’S MERGER AGREEMENT WITH LTA IS SUBJECT TO VARIOUS CONDITIONS, INCLUDING RECEIVING THIRD-PARTY CONSENTS. AS A RESULT OF THESE CONDITIONS IN THE MERGER AGREEMENT, THE PROPOSED MERGER BETWEEN FIVE STAR AND LTA MAY NOT OCCUR AND OUR ACQUISITION OF THE 35 PROPERTIES MAY NOT OCCUR.

•	WE STATED THAT WE EXPECT TO ASSUME $49.5 MILLION OF MORTGAGE DEBT WHICH IS CURRENTLY PREPAYABLE WITH PENALTIES. IN FACT, WE MAY BE UNABLE TO PREPAY THESE MORTGAGES IN THE FUTURE OR THE COST OF FINANCING TO FUND SUCH PREPAYMENTS MAY EXCEED THE INTEREST PAYABLE UNDER THESE MORTGAGES AND WE MAY DETERMINE NOT TO MAKE SUCH PREPAYMENTS.

•	THIS FORM 8-K STATES THAT THE PRO FORMA HISTORICAL ANNUALIZED RENT COVERAGE RATIO FROM THE 35 PROPERTIES IS 1.2 TIMES. THIS RENT COVERAGE RATIO IS BASED ON THE HISTORICAL OPERATING PERFORMANCE OF THE 35 PROPERTIES FOR A SIX MONTH PERIOD AND THE EXPECTED RENT TO BE PAID TO US FROM FIVE STAR. THE FUTURE OPERATING PERFORMANCE OF THE 35 PROPERTIES MAY DETERIORATE. AS A RESULT, THE RENT COVERAGE RATIO MAY DECLINE AND THESE 35 PROPERTIES MAY NOT PRODUCE SUFFICIENT CASH FLOW IN THE FUTURE TO COVER THE COST OF PAYING RENT TO US.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

Item 9.01.  Financial Statements and Exhibits.

(c)     Exhibits.

10.1	Letter agreement among Senior Housing Properties Trust, Five Star Quality Care, Inc. and FVE Acquisition Inc. dated September 23, 2004. (Filed herewith.)

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST By: /s/ John R. Hoadley Name: John R. Hoadley Title: Treasurer and Chief Financial Officer

Date: September 27, 2004